UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2014

INLAND LAND APPRECIATION FUND, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18431	36-3544798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2901 Butterfield Road Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (630) 218-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 16, 2014, Inland Land Appreciation Fund, L.P., or the Partnership, as seller, entered into a Vacant Land Purchase and Sale Contract with a third party purchaser to sell approximately 346 acres of land in McHenry County, Illinois. The subject land is referred to in the Partnership’s periodic reports as Parcel 17/18/22. The subject land, which was acquired by the Partnership in 1990, represents approximately 70% of the Partnership’s remaining acreage of improved and unimproved land and approximately 72% of the carrying value of the remaining land as of March 31, 2014. The contract sales price of the subject land is $11,954.25 per surveyed acre. The final aggregate price shall be computed when the Survey has been completed and lists the total acreage and is estimated to be $4.2 million. The subject land is being sold “AS IS” but subject to usual and customary closing conditions. The Partnership recorded an impairment of approximately $2.2 million as of March 31, 2014 to reflect the agreed upon contract sales price. Provided the buyer performs pursuant to the terms of the contract, the sale is expected to close during the second quarter of 2014. The Partnership presently intends to retain a portion of the net sales proceeds for Partnership operations and to distribute the balance to Partners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND LAND APPRECIATION FUND, L.P.

Date: April 21, 2014	By:	Inland Real Estate Investment Corporation Its General Partner

		By:	/s/ Guadalupe Griffin
Principal Executive Officer